EXHIBIT 14

[RADIOLOGIX LOGO]

Corporate Governance

Radiologix, Inc.

Code of Conduct

April 2004

INTRODUCTION

Radiologix, Inc. (the “Company”) is a leading national provider of diagnostic imaging services, owning and operating multi-modality diagnostic imaging centers that use advanced imaging technologies.

Being a leader in our field imposes a responsibility to set industry standards in all respects. We believe that this is especially true with respect to our corporate conduct. How we behave as a company is a reflection of the people in our Company. To the extent that our employees, physicians, and associates are good citizens, Radiologix can be a good corporate citizen.

This Code of Conduct (the “Code”) establishes our commitment to “do the right thing.” Everyone affiliated with Radiologix can judge his or her behavior by this Code. Our commitment begins at the highest management tier in the Company. The Code states our corporate vision and lists our specific commitments as well.

This Code addresses responsibility for proper behavior and the standards to which we hold corporate officers and employees. Also included is a listing of our standards and values. The Code does not cover every issue that may arise, but it sets out basic principles to guide the directors, officers and employees of the Company.

All Company directors, officers, and employees should conduct themselves accordingly and seek to avoid even the appearance of improper behavior in any way relating to the Company. Any director or officer who has any questions about this Code should consult the chief executive officer (“C.E.O.”), the chief financial officer (“C.F.O.”), the corporate compliance officer, or general counsel as appropriate in the circumstances. If an employee has any questions about this Code, the employee should ask his or her supervisor how to handle the situation.

The last section highlights the Radiologix Compliance Program, including our compliance policies. Our Compliance Program is the means by which we will adhere to our commitments, standards and values.

SCOPE OF CODE

This Code is intended to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

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•	the prompt internal reporting of violations of this Code to the appropriate person or persons identified in this Code;

•	accountability for adherence to this Code; and

•	adherence to a high standard of business ethics.

VISION

Radiologix strives to be the premier provider of diagnostic imaging services through high-quality service to patients and mutually beneficial relationships with radiologists who provide expert interpretations of diagnostic images. Through the commitment of our valued employees, Radiologix is dedicated to growing stockholder value by delivering personalized, timely and cost-effective services to patients, affiliated physicians, referring physicians and the healthcare community.

FUNDAMENTAL COMMITMENTS

Obeying the law, both in letter and in spirit, is the foundation on which our ethical standards are built. All directors, officers and employees should respect and obey all laws, rules and regulations applicable to the business and operations of the Company. Although directors, officers and employees are not expected to know all of the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers, officers or other appropriate Company personnel.

In addition, Radiologix affirms that:

•	we are committed to providing quality patient care that is courteous, promptly delivered and cost-effective;

•	we are committed to a work environment that treats all employees with fairness, dignity and respect, and affords each person an opportunity to learn, to develop professionally and to work as a team;

•	we are committed to physician-guided decision making and to providing a work environment with effective facilities, equipment and technical support;

•	we are committed to meeting our obligations to third party payors and to working with them to ensure quality healthcare efficiency and cost-effectiveness;

•	we are committed to an environment in which we weave compliance with laws, rules, regulations, and sound business practices into the corporate culture. We accept our responsibility to self-govern and monitor adherence to legal requirements and to our Code of Conduct;

•	we are committed to fully performing our responsibilities to our jointly owned or operated facilities in a manner that reflects the mission and values of each organization;

•	we are committed to understanding the particular needs of the communities we serve and providing these communities with quality, cost-effective healthcare;

•	we are committed to fair competition among prospective suppliers and the responsibility required of a good customer; and

•	we are committed to high standards of professional management, creating efficiencies, building market share and pursuing favorable returns on stockholders’ investments.

Radiologix, Inc.

Code of Conduct

April 2004

RESPONSIBILITY FOR PROPER BEHAVIOR

Every person affiliated with Radiologix, from entry-level positions through senior management and our Board of Directors (the “Board”), plays a role in our compliance efforts. As such, every person has a responsibility to know what is in this Code, how the compliance program works, and what steps to take if something appears contrary to this Code. We will instill this responsibility by requiring training, among other things.

Since we take our compliance responsibilities seriously, we may have to take swift and deliberate action if we feel that a member of the team is not living up to their compliance responsibilities. This action can range from a simple warning to correct behavior, up to and including termination if errant behavior remains uncorrected. Therefore, it is important for everyone to understand his or her compliance responsibilities. Following are some expectations of employee behavior:

•	you should not solicit or accept tips or gratuities from patients, vendors or firms who do business with Radiologix, nor should you solicit donations for personal causes or business opportunities from patients, vendors or co-workers;

•	you may participate in charity events as a representative of Radiologix, but a regional vice president or the C.E.O. must approve group contributions and solicitations;

•	you must keep strictly confidential all information concerning patients, co-workers’ salaries, financial information and other activities of Radiologix;

•	information that we choose to release to the media must come from the vice president, corporate communications or the C.E.O. You must refrain from talking to the media about Radiologix, any of its subsidiaries or contracted radiology practice groups unless you have appropriate prior approval; and

•	you must not release to other employees or Company outsiders any information concerning Company strategies or any sensitive internal documents.

WORKPLACE CONDUCT

Our employees are one of Radiologix’s greatest assets, for whom we strive to provide a caring and exciting work environment. We have developed a Workplace Resource Guide to assist our employees and us in handling work-related issues such as continuing education, benefits, proper workplace conduct, safety in the workplace, and other important personnel issues. Please consult the Workplace Resource Guide for guidance in all employment-related matters.

CODE OF ETHICS FOR THE C.E.O. AND SENIOR FINANCIAL OFFICERS

This Code of Conduct applies to all directors and employees of the Company. However, the C.E.O. and all senior financial officers, including the C.F.O. and principal accounting officer, are also bound by the provisions set forth in the following Code of Ethics for the C.E.O. and senior financial officers. This Code of Ethics mandates ethical conduct, conflicts of interest and compliance with law.

1.	The C.E.O. and all senior financial officers are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the C.E.O. and each senior financial officer to bring promptly

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to the attention of the Disclosure Committee, if applicable, and to the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee, if applicable, and the Audit Committee in fulfilling their responsibilities.

2.	The C.E.O. and each senior financial officer shall promptly bring to the attention of the Disclosure Committee, if applicable, and the Audit Committee any information he/she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	The C.E.O. and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of the Code of Conduct or this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

4.	The C.E.O. and each senior financial officer shall promptly bring to the attention of the Disclosure Committee, if applicable, and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Conduct or this Code of Ethics.

5.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Conduct and this Code of Ethics by the C.E.O. and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Conduct and this Code of Ethics, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), and termination of the individual’s employment. In determining the appropriate action in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

CONFLICTS OF INTEREST

In return for its promise to compensate its employees, Radiologix expects a high degree of loyalty. Specifically, Radiologix rightfully expects that its employees, officers and directors will avoid conflicts of interest and that they will not act in a manner detrimental to Radiologix during the course of their tenure with the Company.

Radiologix, Inc.

Code of Conduct

April 2004

A conflict of interest exists when an individual’s private interest interferes in any way – or even appears to conflict – with the interests of the Company. A conflict of interest situation can arise when a director, officer, or employee takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. Conflicts of interest may also arise when a director, officer, or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest, whenever possible, should be avoided. In particular, clear conflict of interest situations involving directors, officers, and employees who occupy supervisory positions or who have discretionary authority in dealing with any third party may include the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any customer, supplier, or competitor;

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities to the Company;

•	the receipt of non-nominal gifts or excessive entertainment from any organization with which the Company has current or prospective business dealings;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay, or benefit of any family member; and

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers, or employees are permitted to so purchase or sell.

It is almost always a conflict of interest for a Company officer or employee to work simultaneously for a competitor, customer, or supplier. No officer or employee may work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers, and competitors, except on the Company’s behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, and further review and discussions may be appropriate. Any director or officer who becomes aware of a conflict or potential conflict should bring it to the attention of the C.E.O., the C.F.O., the corporate compliance officer, or general counsel as appropriate in the circumstances. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

Directors, officers and employees are prohibited from taking for themselves personally or directing to a third party any opportunity that is discovered through the use of corporate property, information or position without the consent of the Board of Directors. No director, officer or employee may use corporate property, information or position for improper personal gain, and no director, officer or employee may compete with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Radiologix, Inc.

Code of Conduct

April 2004

STANDARDS AND VALUES

The following table lists the standards by which we conduct business and the corporate values that lead to these standards. These standards form the foundation of our compliance policies.

Standards	Values

All payors will be billed in the same way and at the same rates.	We should treat all patient billing the same, whether the medical bill is the responsibility of a health plan or the patient.

We will maintain a confidential way of reporting compliance concerns and follow up on these reports objectively.	We understand that employees are sometimes more willing to express concerns to an independent third party than to someone in the Company. Once we know these concerns, we want to look into them to the extent required to get to the truth.

We will not knowingly work with any person or company that has been sanctioned for fraud and abuse of a federally funded health care program.	We want to take appropriate steps to lessen the chance that someone in our Company will behave in a way that violates our Code of Conduct or Compliance Policies. One step we can take is to make sure that we don’t knowingly do business with someone who is under some restrictions due to past abusive practices.

Business relationships with our referring doctors should not be based on the referrals they send us.	We have many opportunities to do business with referring doctors that is unrelated to the normal patient referral relationship. While these types of arrangements often benefit our mutual patients in terms of increasing access to and availability of services, they can be perceived to be based solely on the potential for financial gains. Because of this, we will closely monitor and control any business dealings with our referrers to ensure that these arrangements do not inappropriately influence the likelihood that they would refer patients to us.

The medical claims we file should be complete and accurate based on the patient’s medical record.	Well-trained medical coders working from complete and accurate medical records will produce a quality claim that supports the medical necessity for the exam. We will use industry standard resources as a basis for our coding guidelines and as reference material for our coders. We will continually train our coders to keep their skills and knowledge current.

The medical record should contain all of the clinically required elements to support the exam performed, which also supports our billing.	Our medical record is the foundation for good patient care. It should contain all of the communications between the ordering physician and our physician. It should also contain all records created by or for our physician relating to a patient encounter. To be a good foundation, the record should be complete (contain all required documents), accurate (contain any amendments to orders or the radiology report) and properly documented (documents requiring signature are properly signed and dated).

Radiologix, Inc.

Code of Conduct

April 2004

Standards	Values

Some health plans, including Medicare, allow us to collect on exams the plan doesn’t cover.	Health plans that determine coverage based on medical necessity sometimes allow the provider to bill the patient for the service if they have the right documentation on file. This documentation is typically a form that advises the patient of his or her potential liability. Merely having a patient sign the form is not enough. We must educate the patient so he or she can make an informed decision.

Appropriate levels of physician supervision allow us to deliver quality imaging services to our patients.	Our physicians can provide varying degrees of supervision to accomplish our mutual goal of delivering quality imaging services. In most cases, this may entail involving our physicians in the selection, training and performance appraisals for our technologists plus design of imaging protocols. Sometimes this means that the physician should be present during an imaging procedure. We will work with our physicians to determine the appropriate level of supervision for all services that we render.

Money that we have collected in excess of what is owed to us should be promptly refunded.	We expect patients and third-party payors to pay us on time for the medical services we provide. We sometimes receive duplicate payments, payments for services rendered by another provider or patient payments beyond the balance due. When this occurs, we should investigate and, if necessary, refund the overpayment in the same “on time” manner.

We want to reflect correctly the physician who renders a patient’s service on all claim forms and electronic claims submissions.	We code the billing physician from the radiology report. We sometimes have situations when we cannot use that physician’s number to bill the health plan. In these cases, we want to report the billing physician in a way that complies with the law and the payor’s rules.

We will keep our Company’s records accessible for as long as required by law.	Our goal is to safely maintain patient records, business records and compliance records for the length of time required by state and federal laws.

We will cooperate in any federal investigation to the extent that the investigation does not compromise, violate or otherwise intrude on any rights or privileges that we have under federal and state law.	Our corporate responsibility is to participate in any governmental investigation of our business or a company we do business with. However, we have certain rights as a company that we want to protect. We protect these rights by making sure that the proper Company officials know about an investigation immediately.

Our Sales and Marketing team will strive to promote our professional services in a manner consistent with both federal and state laws.	The goal of the typical sales staffer is to promote the goods and services of the Company. Health care marketing is somewhat different in that we cannot promote our professional services in any way that provides improper financial incentives for a patient or physician to use our facilities.

Radiologix, Inc.

Code of Conduct

April 2004

Standards	Values

We will adhere to state licensure laws when working with technologists, nurse practitioners, and physician’s assistants.	Working with technologists and physician extenders is beneficial to the medical industry. We want to work with these medical professionals as allowed by state law and the medical license or certification of that professional.

We will protect the confidentiality of patient information by implementing key safeguards.	Simple steps designed to deter unauthorized access to our workstations and patient records will help to protect patient information.

We recognize the need to balance access to our systems with system security and patient confidentiality.	We will allow limited telecommuting privilege to certain positions within the Company, based on our business needs. These telecommuters have security rules to follow.

We want to create the type of work environment that encourages employees to talk to us if they feel that something isn’t quite right.	Every employee has the responsibility for communicating compliance concerns to management. In turn, management has the responsibility to protect employees who reasonably communicate these concerns.

INSIDER TRADING

Directors, officers, and employees who have access to confidential information relating to the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal. Directors, officers, and employees also should comply with insider trading standards and procedures adopted by the Company. If a question arises, the director, officer or employee should consult the Company’s C.F.O.

COMPETITION AND FAIR DEALING

Radiologix seeks to compete in a fair and honest manner. The Company seeks competitive advantages through superior performance rather than through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, service providers, competitors and employees. No director, officer or employee should take unfair advantage of anyone relating to the Company’s business or operations through manipulation, concealment or abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

To maintain the Company’s valuable reputation, compliance with the Company’s quality processes and safety requirements is essential. In the context of ethics, quality requires that the Company’s services meet reasonable customer expectations. All inspection and testing documents must be handled in accordance with all applicable regulations.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by a director, officer, employee, family member of a director, officer or employee, or agent relating to the individual’s position with the Company unless it (a) is not a

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cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff, and (e) does not violate any laws or regulations. A director or officer should discuss with the C.E.O. or C.F.O., and an employee should discuss with his or her supervisor, any gifts or proposed gifts that the individual is not certain are appropriate.

DISCRIMINATION AND HARASSMENT

The diversity of Radiologix’s employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

HEALTH AND SAFETY

Radiologix strives to provide each employee with a safe and healthful work environment. Each officer and employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices, and by reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Officers and employees should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

RECORD-KEEPING

Radiologix requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Many officers and employees regularly use business expense accounts, which must be documented and recorded accurately. If an officer or employee is not sure whether a certain expense is legitimate, the employee should ask his or her supervisor or the Company’s controller. Rules and guidelines are available from the accounting department.

All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and the Company and its officers and employees in their capacity with the Company should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. The Company’s records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, directors, officers and employees should consult with the Company’s C.F.O., corporate compliance officer or general counsel before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

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April 2004

CONFIDENTIALITY

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by Radiologix or its customers, suppliers, joint venture partners or others with whom the Company is considering a business or other transaction, except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its patients and suppliers, if disclosed. It also includes information that suppliers and patients have entrusted to the Company, as well as information about the Company’s business plans, financial results or forecasts, or other operational information. The obligation to preserve confidential information continues even after employment ends.

PROTECTION AND PROPER USE OF RADIOLOGIX ASSETS

All directors, officers and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should be used for legitimate business purposes and should not be used for non-Company business.

The obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

CORPORATE DISCLOSURES

All directors, officers and employees should support the Company’s goal to have full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Although most employees hold positions that are far removed from the Company’s required filings with the SEC, each director, officer and employee should promptly bring to the attention of the C.E.O., the C.F.O., the corporate compliance officer, the Company’s Disclosure Committee or the Audit Committee, as appropriate in the circumstances, any of the following:

•	any material information to which such individual may become aware that affects the disclosures made by the Company in its public filings or would otherwise assist the C.E.O., the C.F.O., the

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Disclosure Committee, if applicable, and the Audit Committee in fulfilling their responsibilities with respect to such public filings;

•	any information the individual may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls;

•	any information the individual may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls; and

•	any information the individual may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of any violation of this Code.

WAIVERS OF THE CODE OF CONDUCT

Any waiver of this Code for directors or executive officers may be made only by the Board of Directors or a committee of the Board, and will be promptly disclosed to stockholders as required by applicable laws or rules and regulations, including the rules of the SEC and The American Stock Exchange.

PUBLIC AVAILABILITY OF THIS CODE

This Code shall be posted on the Radiologix website.

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Directors and officers are encouraged to talk to the C.E.O., the C.F.O., the corporate compliance officer or general counsel, and employees are encouraged to talk to supervisors, managers, or other appropriate personnel, when in doubt about the best course of action in a particular situation. Directors, officers and employees should report any observed illegal or unethical behavior and any perceived violations of laws, rules, regulations or this Code of Conduct to appropriate personnel. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith. Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

The Company maintains a Whistleblower Policy for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

ENFORCEMENT

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to

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deter wrongdoing and to promote accountability for adherence to this Code. These procedures may include (a) written notices to the individual involved that the Board has determined that there has been a violation, (b) censure by the Board, (c) demotion or re-assignment of the individual involved, (d) suspension with or without pay or benefits (as determined by the Board), and (e) termination of the individual’s employment or position. In determining the appropriate action in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

COMPLIANCE PROGRAM

We have developed a comprehensive compliance program to guide our compliance efforts, as noted in the preceding paragraphs. The compliance plan, which is one component of the program, outlines our compliance program in detail. Please refer to that plan document for more information about our program. The following paragraphs highlight certain aspects of the program.

Our program defines how we achieve the levels of behavior that we believe are important to our success. We accomplish this through our development of compliance policies and training sessions that teach our employees about those policies.

We employ a variety of techniques to find out how well we do in our compliance efforts. Some of these techniques involve formal reviews of our work product, such as claims filed. Other techniques involve opening the lines of communication so that our employees can vocalize concerns they have about our compliance efforts. We use these communication mechanisms to refine the program elements and improve the quality of our work.

As we mentioned in a previous section, we will take swift and appropriate action when we learn of behavior contrary to this Code. We have disciplinary guidelines that are appropriate to the severity of the breach. More importantly, no employee will suffer recrimination or retaliation for voicing compliance concerns. We will conduct investigations of any reported breaches of this Code thoroughly and with the best interests of the reporting employee and the Company in mind.